Exhibit 99.1

                                [Press Release]

                     REPUBLIC INDUSTRIES AND ADT ANNOUNCE
                       TERMINATION OF MERGER AGREEMENT


            FORT LAUDERDALE, FL, September 30, 1996 -- Republic Industries, Inc. (NASDAQ - RWIN) and ADT Limited (NYSE - ADT) jointly announced today that they have agreed to terminate their agreement providing for the combination of the two companies. Both companies cited uncertainty mainly attributable to stock market conditions over the past few months.

            H. Wayne Huizenga, Chairman and Chief Executive Officer of Republic, stated:

            "Despite both companies' initial enthusiasm about this transaction, we now have agreed that this combination is no longer in the best interests of our respective companies. The delay in completing this transaction has been inconsistent with our expansion plans. We will now be able to complete several other pending acquisitions, including Addington Resources, Continental Waste and AutoNation. We will also be able to pursue a number of other opportunities which have been delayed due to the ADT transaction."

            Michael A. Ashcroft, Chairman and Chief Executive Officer of ADT added:
            "The delay in completing the transaction forced both companies to put business expansion plans on hold for too long. Both companies will now be free to resume their individual business plans."

            Republic Industries will continue to hold its warrant to acquire 15 million shares of ADT common stock at an exercise price of $20 per share. The warrant, by its terms, became exercisable for a period of six months upon termination of the combination agreement.

            Republic is a diversified company operating in the solid waste, automotive, electronic security services and out-of-home media industries.

            ADT is the largest single provider of electronic security services in North America and the largest provider in the United Kingdom providing continuous monitoring of commercial and residential security systems to over
1.6 million customers.

            ADT is also the second largest provider of vehicle auction services in the United States, operating a network of 28 vehicle auction centers providing a comprehensive range of vehicle remarketing services to vehicle dealers and owners and operators of vehicle fleets.

Contact:
-------
ADT
561-997-8406